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INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Small Cap Value Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 2-60836 of our report dated May 8, 2000 2000, appearing in the annual report to shareholders of Merrill Lynch Special Value Fund, Inc. for the year ended March 31, 2000, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
July 28, 2000